Exhibit 99.3

RISK FACTORS

An investment in our securities is subject to a number of risks. You should consider carefully the risks and uncertainties described below and other publicly filed information, including the financial statements and related notes, before deciding to invest in our securities. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually were to occur, our businesses, financial condition or results of operations could be affected materially and adversely.

Risks Inherent in Our Business

Our substantial indebtedness could limit our flexibility, adversely affect our financial health and prevent us from making scheduled payments.

We have a substantial amount of indebtedness.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it difficult for us to satisfy our obligations;

•	make us more vulnerable to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less indebtedness.

In addition, our ability to make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. We cannot assure you that our operating performance will generate sufficient cash flow or that our capital resources will be sufficient for payment of our indebtedness obligations in the future. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you as to the terms of any such transaction or how quickly any such transaction could be completed, if at all.

Our profitability is dependent upon prices and market demand for natural gas and NGLs, which are beyond our control and have been volatile.

We are subject to significant risks due to fluctuations in commodity prices. We are directly exposed to these risks primarily in the gas processing component of our business. We are also indirectly exposed to commodity prices due to the negative impacts on production and the development of production on the volumes of natural gas and NGLs connected to or near our assets and on our margins for transportation between certain market centers. A large percentage of our processing fees are realized under percent of liquids (POL) contracts that are directly impacted by the market price of NGLs. We also realize processing gross margins under processing margin (margin) contracts. These settlements are impacted by the relationship between NGL prices and the underlying natural gas prices, which is also referred to as the fractionation spread.

A significant volume of inlet gas at our south Louisiana and north Texas processing plants is settled under POL agreements. The POL fees are denominated in the form of a share of the liquids extracted and we are not responsible for the fuel or shrink associated with processing. Therefore, revenue under a POL agreement is directly impacted by NGL prices, and the decline of these prices in the second half of 2008 and early 2009 contributed to a significant decline in our gross margin from processing.

We have a number of contracts on our Plaquemine and Gibson processing plants that expose us to the fractionation spread. Under these margin contracts our gross margin is based upon the difference in the value of NGLs extracted from the gas less the value of the product in its gaseous state (“shrink”) and the cost of fuel to extract during processing. During the second half of 2008 and early 2009, the fractionation spread narrowed significantly as the value of NGLs decreased more than the value of the gas and fuel associated with the processed gas. Thus the gross margin realized under these margin contracts was negatively impacted due to the commodity price environment. Such a decline may negatively impact our gross margin in the future if we have such declines again.

In the past, the prices of natural gas and NGLs have been extremely volatile and we expect this volatility to continue. For example, prices of oil, natural gas and NGLs in 2009 were below the market price realized throughout most of 2008. Crude oil prices (based on the New York Mercantile Exchange (the “NYMEX”) futures daily close prices for the prompt month) improved during 2009 with prices ranging from a low of $33.98 per Bbl in February 2009 to a high of $81.37 per Bbl in October 2009. Weighted average NGL prices (based on the Oil Price Information Service (OPIS) Mt. Belvieu daily average spot liquids prices) have also improved with prices ranging from a low of $0.58 per gallon in March 2009 to a high of $1.21 per gallon in December 2009. Natural gas prices declined during 2009 with prices ranging from a high of $6.10 per MMBtu in January 2009 to a low of $1.85 per MMBtu in September 2009. Natural gas prices improved during the fourth quarter of 2009, with prices reaching a high of $6.00 per MMBtu in December 2009.

The markets and prices for natural gas and NGLs depend upon factors beyond our control. These factors include the supply and demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

•	the impact of weather on the demand for oil and natural gas;

•	the level of domestic oil and natural gas production;

•	technology, including improved production techniques (particularly with respect to shale development);

•	the level of domestic industrial and manufacturing activity;

•	the availability of imported oil, natural gas and NGLs;

•	international demand for oil and NGLs;

•	actions taken by foreign oil and gas producing nations;

•	the availability of local, intrastate and interstate transportation systems;

•	the availability of downstream NGL fractionation facilities;

•	the availability and marketing of competitive fuels;

•	the impact of energy conservation efforts; and

•	the extent of governmental regulation and taxation, including the regulation of “greenhouse gases.”

Changes in commodity prices may also indirectly impact our profitability by influencing drilling activity and well operations, and thus the volume of gas we gather and process. This volatility may cause our gross margin and cash flows to vary widely from period to period. Our hedging strategies may not be sufficient to offset price volatility risk and, in any event, do not cover all of our throughput volumes. Moreover, hedges are subject to inherent risks, which we describe in “—Our use of derivative financial instruments does not eliminate our exposure to fluctuations in commodity prices and interest rates and has in the past and could in the future result in financial losses or reduce our income.” For a discussion of our risk management activities, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commodity Price Risk.”

We may not be able to obtain additional funding for future capital needs or to refinance our debt, either on acceptable terms or at all.

Global financial markets and economic conditions have been, and continue to be, disrupted and volatile, which has caused substantial contraction in the credit and capital markets. These conditions, along with significant write-offs in the financial services sector and current weak economic conditions, have made, and will likely continue to make, it difficult to obtain funding for our capital needs. As a result, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets has diminished significantly. Due to these factors, we cannot be certain that new debt or equity financing will be available to us on acceptable terms or at all. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due. Without adequate funding, we may be unable to execute our growth strategy, complete future acquisitions or future construction projects or other capital expenditures, take advantage of other business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our revenues and results of operations. Further, our customers may increase collateral requirements from us, including letters of credit which reduce available borrowing capacity, or reduce the business they transact with us to reduce their credit exposure to us.

Due to current economic conditions, our ability to obtain funding under our bank credit facility could be impaired.

We operate in a capital-intensive industry and rely on our bank credit facility to assist in financing a significant portion of our capital expenditures. Our ability to borrow under our new bank credit facility may be impaired. Specifically, we may be unable to obtain adequate funding under our bank credit facility because:

•	one or more of our lenders may be unable or otherwise fail to meet its funding obligations;

•	the lenders do not have to provide funding if there is a default under the credit agreement or if any of the representations or warranties included in the agreement are false in any material respect; and

•	if any lender refuses to fund its commitment for any reason, whether or not valid, the other lenders are not required to provide additional funding to make up for the unfunded portion.

If we are unable to access funds under our bank credit facility, we will need to meet our capital requirements, including some of our short-term capital requirements, using other sources. Alternative sources of liquidity may not be available on acceptable terms, if at all. If the cash generated from our operations or the funds we are able to obtain under our bank credit facility or other sources of liquidity are not sufficient to meet our capital requirements, then we may need to delay or abandon capital projects or other business opportunities, which could have a material adverse effect on our results of operations and financial condition.

Due to our lack of asset diversification, adverse developments in our gathering, transmission, processing and producer services businesses would materially impact our financial condition.

We rely exclusively on the revenues generated from our gathering, transmission, processing and producer services businesses, and as a result our financial condition depends upon prices of, and continued demand for, natural gas and NGLs. Due to our lack of asset diversification, an adverse development in one of these businesses would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

Many of our customers’ drilling activity levels and spending for transportation on our pipeline system or gathering and processing at our facilities have been, and may continue to be, impacted by the current deterioration in the credit markets.

Many of our customers finance their drilling activities through cash flow from operations, the incurrence of debt or the issuance of equity. During the last half of 2008 and during 2009, there was a significant decline in the credit markets and the availability of credit. Adverse price changes, coupled with the overall downturn in the economy and the constrained capital markets, put downward pressure on drilling budgets for gas producers, which has resulted in lower volumes that we otherwise would have seen being transported on our pipeline and gathering systems and processing through our processing plants. We saw a decline in drilling activity by gas producers in our Barnett Shale area of operation in north Texas during the fourth quarter of 2008 and during 2009. A continued decline in drilling activity or low drilling activity could have a material adverse effect on our operations.

We are exposed to the credit risk of our customers and counterparties, and a general increase in the nonpayment and nonperformance by our customers could have an adverse effect on our financial condition and results of operations.

Risks of nonpayment and nonperformance by our customers are a major concern in our business. We are subject to risks of loss resulting from nonpayment or nonperformance by our customers and other counterparties, such as our lenders and hedging counterparties. Any increase in the nonpayment and nonperformance by our customers could adversely affect our results of operations and reduce our ability to make distributions to our unitholders. Many of our customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. Recently, there has been a significant decline in the credit markets and the availability of credit. Additionally, many of our customers’ equity values have substantially declined. The combination of reduction of cash flow resulting from declines in commodity prices, a reduction in borrowing bases under reserve based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in our customers’ liquidity and ability to make payment or perform on their obligations to us. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us.

Our use of derivative financial instruments does not eliminate our exposure to fluctuations in commodity prices and interest rates and has in the past and could in the future result in financial losses or reduce our income.

Our operations expose us to fluctuations in commodity prices, and our bank credit facility exposes us to fluctuations in interest rates. We use over-the-counter price and basis swaps with other natural gas merchants and financial institutions and interest rate swaps with financial institutions. Use of these instruments is intended to reduce our exposure to short-term volatility in commodity prices and interest rates. As of September 30, 2009, we have hedged only portions of our variable-rate debt and expected natural gas supply, NGL production and natural gas requirements, and had direct interest rate and commodity price risk with respect to the unhedged portions. In addition, to the extent we hedge our commodity price and interest rate risks using swap instruments, we will forego the benefits of favorable changes in commodity prices or interest rates. We anticipate using a portion of the proceeds from this transaction to pay costs associated with settling our interest rate swaps associated with our existing credit facility.

Even though monitored by management, our hedging activities may fail to protect us and could reduce our earnings and cash flow. Our hedging activity may be ineffective or adversely affect cash flow and earnings because, among other factors:

•	hedging can be expensive, particularly during periods of volatile prices;

•	our counterparty in the hedging transaction may default on its obligation to pay or otherwise fail to perform; and

•	available hedges may not correspond directly with the risks against which we seek protection. For example:

•	the duration of a hedge may not match the duration of the risk against which we seek protection;

•	variations in the index we use to price a commodity hedge may not adequately correlate with variations in the index we use to sell the physical commodity (known as basis risk); and

•	we may not produce or process sufficient volumes to cover swap arrangements we enter into for a given period. If our actual volumes are lower than the volumes we estimated when entering into a swap for the period, we might be forced to satisfy all or a portion of our derivative obligation without the benefit of cash flow from our sale or purchase of the underlying physical commodity, which could adversely affect our liquidity.

Our financial statements may reflect gains or losses arising from exposure to commodity prices or interest rates for which we are unable to enter into fully effective hedges. In addition, the standards for cash flow hedge accounting are rigorous. Even when we engage in hedging transactions that are effective economically, these transactions may not be considered effective cash flow hedges for accounting purposes. Our earnings could be subject to increased volatility to the extent our derivatives do not continue to qualify as cash flow hedges, and, if we assume derivatives as part of an acquisition, to the extent we cannot obtain or choose not to seek cash flow hedge accounting for the derivatives we assume. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commodity Price Risk.” for a summary of our hedging activities.

We may not be successful in balancing our purchases and sales.

We are a party to certain long-term gas sales commitments that we satisfy through supplies purchased under long-term gas purchase agreements. When we enter into those arrangements, our sales obligations generally match our purchase obligations. However, over time the supplies that we have under contract may decline due to reduced drilling or other causes and we may be required to satisfy the sales obligations by buying additional gas at prices that may exceed the prices received under the sales commitments. In addition, a producer could fail to deliver contracted volumes or deliver in excess of contracted volumes, or a consumer could purchase more or less than contracted volumes. Any of these actions could cause our purchases and sales not to be balanced. If our purchases and sales are not balanced, we will face increased exposure to commodity price risks and could have increased volatility in our operating income.

We make certain commitments to purchase natural gas in production areas based on production-area indices and to sell the natural gas into market areas based on market-area indices, pay the costs to transport the natural gas between the two points and capture the difference between the indices as margin. Changes in the index prices relative to each other (also referred to as basis spread) can significantly affect our margins or even result in losses. For example, we are a party to one contract where we buy gas on several different production-area indices on our NTP and sell the gas into a different market area index. For the fourth quarter of 2009, this imbalance resulted in a loss of approximately $1.8 million due to basis differentials between the various market prices.

We must continually compete for natural gas supplies, and any decrease in our supplies of natural gas could adversely affect our financial condition and results of operations.

If we are unable to maintain or increase the throughput on our systems by accessing new natural gas supplies to offset the natural decline in reserves, our business and financial results could be materially, adversely affected. In addition, our future growth will depend, in part, upon whether we can contract for additional supplies at a greater rate than the rate of natural decline in our currently connected supplies.

In order to maintain or increase throughput levels in our natural gas gathering systems and asset utilization rates at our processing plants and to fulfill our current sales commitments, we must continually contract for new natural gas supplies. We may not be able to obtain additional contracts for natural gas supplies. The primary factors affecting our ability to connect new wells to our gathering facilities include our success in contracting for existing natural gas supplies that are not committed to other systems and the level of drilling activity near our gathering systems. Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. For example, as oil and natural gas prices decreased during the last half of 2008 and the first half of 2009, there was a corresponding decrease in drilling activity. Tax policy changes or additional regulatory restrictions on development could also have a negative impact on drilling activity, reducing supplies of natural gas available to our systems. We have no control over producers and depend on them to maintain sufficient levels of drilling activity. A material decrease in natural gas production or in the level of drilling activity in our principal geographic areas for a prolonged period, as a result of depressed commodity prices or otherwise, likely would have a material adverse effect on our results of operations and financial position.

We are vulnerable to operational, regulatory and other risks due to our concentration of assets in south Louisiana and the Gulf of Mexico, including the effects of adverse weather conditions such as hurricanes.

Our operations and revenues will be significantly impacted by conditions in south Louisiana and the Gulf of Mexico because we have a significant portion of our assets located in south Louisiana and the Gulf of Mexico. In 2008, our business was negatively impacted by hurricanes Gustav and Ike, which came ashore in the Gulf Coast in September. These storms resulted in an adverse impact to our gross margins of approximately $22.9 million in the last half of 2008. Although we did not sustain substantial physical damage, several offshore production platforms and pipelines owned by third parties that transport gas production to our Pelican, Eunice, Sabine Pass and Blue Water processing plants in south Louisiana were damaged by the storms. Some of the repairs to these offshore facilities were completed during the fourth quarter of 2008, but gas production to our south Louisiana plants did not recover to pre-hurricane levels until September 2009.

Our concentration of activity in Louisiana and the Gulf of Mexico makes us more vulnerable than many of our competitors to the risks associated with these areas, including:

•	adverse weather conditions, including hurricanes and tropical storms;

•	delays or decreases in production, the availability of equipment, facilities or services; and

•	changes in the regulatory environment.

Because a significant portion of our operations could experience the same condition at the same time, these conditions could have a relatively greater impact on our results of operations than they might have on other midstream companies who have operations in more diversified geographic areas.

In addition, our operations in south Louisiana are dependent upon continued conventional and deep shelf drilling in the Gulf of Mexico. The deep shelf in the Gulf of Mexico is an area that has had limited historical drilling activity. This is due, in part, to its geological complexity and depth. Deep shelf development is more expensive and inherently more risky than conventional shelf drilling. A decline in the level of deep shelf drilling in the Gulf of Mexico could have an adverse effect on our financial condition and results of operations.

Increased regulation of hydraulic fracturing could result in reductions or delays in natural gas production by our customers, which could adversely impact our revenues.

The U.S. Congress is currently considering legislation to amend the federal Safe Drinking Water Act to subject hydraulic fracturing operations to regulation under that Act and to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process. Hydraulic fracturing is an important and commonly used process in the completion of oil and gas wells by our customers, particularly in Barnett Shale and Haynesville Shale regions of our operations. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate gas production. Sponsors of bills currently pending before the U.S. Senate and House of Representatives have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. Proposed legislation would require, among other things, the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings against producers and service providers. In addition, these bills, if adopted, could establish an additional level of regulation and permitting of hydraulic fracturing operations at the federal level, which could lead to operational delays, increased operating costs and additional regulatory burdens that could make it more difficult for our customers to perform hydraulic fracturing. Many producers make extensive use of hydraulic fracturing in the areas that we serve and any increased federal, state or local regulation could reduce the volumes of natural gas that they move through our gathering systems which would materially adversely affect our revenues and results of operations.

A substantial portion of our assets is connected to natural gas reserves that will decline over time, and the cash flows associated with those assets will decline accordingly.

A substantial portion of our assets, including our gathering systems, is dedicated to certain natural gas reserves and wells for which the production will naturally decline over time. Accordingly, our cash flows associated with these assets will also decline. If we are unable to access new supplies of natural gas either by connecting additional reserves to our existing assets or by constructing or acquiring new assets that have access to additional natural gas reserves, our cash flows may decline.

Growing our business by constructing new pipelines and processing facilities subjects us to construction risks, risks that natural gas supplies will not be available upon completion of the facilities and risks of construction delay and additional costs due to obtaining rights-of-way and complying with federal, state and local laws.

One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems and construction of new pipelines and gathering and processing facilities. The construction of pipelines and gathering and processing facilities requires the expenditure of significant amounts of capital, which may exceed our expectations. Generally, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. We may also rely on estimates of proved reserves in our decision to construct new pipelines and facilities, which may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of proved reserves. As a result, new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our results of operations and financial condition. In addition, we face the risks of construction delay and additional costs due to obtaining rights-of-way and local permits and complying with federal or state laws and city ordinances, particularly as we expand our operations into more urban, populated areas such as the Barnett Shale.

Acquisitions typically increase our debt and subject us to other substantial risks, which could adversely affect our results of operations.

From time to time, we may evaluate and seek to acquire assets or businesses that we believe complement our existing business and related assets. We may acquire assets or businesses that we plan to use in a manner materially different from their prior owner’s use. Any acquisition involves potential risks, including:

•	the inability to integrate the operations of recently acquired businesses or assets;

•	the diversion of management’s attention from other business concerns;

•	the loss of customers or key employees from the acquired businesses;

•	a significant increase in our indebtedness; and

•	potential environmental or regulatory liabilities and title problems.

Management’s assessment of these risks is necessarily inexact and may not reveal or resolve all existing or potential problems associated with an acquisition. Realization of any of these risks could adversely affect our operations and cash flows. If we consummate any future acquisition, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

Additionally, our ability to grow our asset base in the near future through acquisitions may be limited due to our lack of access to capital markets.

We expect to encounter significant competition in any new geographic areas into which we seek to expand and our ability to enter such markets may be limited.

If we expand our operations into new geographic areas, we expect to encounter significant competition for natural gas supplies and markets. Competitors in these new markets will include companies larger than us, which have both lower capital costs and greater geographic coverage, as well as smaller companies, which have lower total cost structures. As a result, we may not be able to successfully develop acquired assets and markets located in new geographic areas and our results of operations could be adversely affected.

We may not be able to retain existing customers or acquire new customers, which would reduce our revenues and limit our future profitability.

The renewal or replacement of existing contracts with our customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond our control, including competition from other pipelines, and the price of, and demand for, natural gas in the markets we serve. The inability of our management to renew or replace our current contracts as they expire and to respond appropriately to changing market conditions could have a negative effect on our profitability.

In particular, our ability to renew or replace our existing contracts with industrial end-users and utilities impacts our profitability. For the nine months ended September 30, 2009, approximately 37.1% of our sales of gas that was transported using our physical facilities were to industrial end-users and utilities. As a consequence of the increase in competition in the industry and volatility of natural gas prices, end-users and utilities are reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternate fuels in response to relative price fluctuations in the market. Because there are numerous companies of greatly varying size and financial capacity that compete with us in the marketing of natural gas, we often compete in the end-user and utilities markets primarily on the basis of price.

We depend on certain key customers, and the loss of any of our key customers could adversely affect our financial results.

We derive a significant portion of our revenues from contracts with key customers. To the extent that these and other customers may reduce volumes of natural gas purchased or transported under existing contracts, we would be adversely affected unless we were able to make comparably profitable arrangements with other customers. Certain agreements with key customers provide for minimum volumes of natural gas or natural gas services that require the customer to transport, process or purchase until the expiration of the term of the applicable agreement, subject to certain force majeure provisions. Customers may default on their obligations to transport, process or purchase the minimum volumes of natural gas or natural gas services required under the applicable agreements.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance.

Our operations are subject to the many hazards inherent in the gathering, compressing, processing and storage of natural gas and NGLs, including:

•	damage to pipelines, related equipment and surrounding properties caused by hurricanes, floods, fires and other natural disasters and acts of terrorism;

•	inadvertent damage from construction and farm equipment;

•	leaks of natural gas, NGLs and other hydrocarbons; and

•	fires and explosions.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business. In accordance with typical industry practice, we do not have any property insurance on any of our underground pipeline systems that would cover damage to the pipelines. We are not insured against all environmental accidents that might occur, other than those considered to be sudden and accidental. If a significant accident or event occurs that is not fully insured, it could adversely affect our operations and financial condition.

The threat of terrorist attacks has resulted in increased costs, and future war or risk of war may adversely impact our results of operations and our ability to raise capital.

Terrorist attacks or the threat of terrorist attacks cause instability in the global financial markets and other industries, including the energy industry. Infrastructure facilities, including pipelines, production facilities, and transmission and distribution facilities, could be direct targets, or indirect casualties, of an act of terror. Our insurance policies generally exclude acts of terrorism. Such insurance is not available at what we believe to be acceptable pricing levels.

Federal, state or local regulatory measures could adversely affect our business.

Our natural gas gathering and processing activities generally are exempt from FERC regulation under the Natural Gas Act. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of substantial, on-going litigation, so the classification and regulation of our gathering facilities are subject to change based on future determinations by FERC and the courts. Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels since FERC has less extensively regulated the gathering activities of interstate pipeline transmission companies and a number of such companies have transferred gathering facilities to unregulated affiliates. Our gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

The rates, terms and conditions of service under which we transport natural gas in our pipeline systems in interstate commerce are subject to FERC regulation under the Section 311 of the Natural Gas Policy Act. Under these regulations, we are required to justify our rates for interstate transportation service on a cost-of-service basis, every three years. Our intrastate natural gas pipeline operations are subject to regulation by various agencies of the states in which they are located. Should FERC or any of these state agencies determine that our rates for Section 311 transportation service or intrastate transportation service should be lowered, our business could be adversely affected.

Other state and local regulations also affect our business. We are subject to some ratable take and common purchaser statutes in the states where we operate. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states, and some of the states in which we operate have adopted complaint-based or other limited economic regulation of natural gas gathering activities. States in which we operate that have adopted some form of complaint-based regulation, like Texas, generally allow natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination.

The states in which we conduct operations administer federal pipeline safety standards under the Pipeline Safety Act of 1968. The “rural gathering exemption” under the Natural Gas Pipeline Safety Act of 1968 presently exempts substantial portions of our gathering facilities from jurisdiction under that statute, including those portions located outside of cities, towns, or any area designated as residential or commercial, such as a subdivision or shopping center. The “rural gathering exemption,” however, may be restricted in the future, and it does not apply to our natural gas transmission pipelines. In response to recent pipeline accidents in other parts of the country, Congress and the Department of Transportation, or DOT, have passed or are considering heightened pipeline safety requirements.

Compliance with pipeline integrity regulations issued by the United States Department of Transportation in December 2003 or those issued by the TRRC could result in substantial expenditures for testing, repairs and replacement. TRRC regulations require periodic testing of all intrastate pipelines meeting certain size and location requirements. Our costs relating to compliance with the required testing under the TRRC regulations, adjusted to exclude costs associated with discontinued operations, were approximately at $1.4 million, $0.1 million, and $0.1 million for the years ended December 31, 2008, 2007, and 2006, respectively, and $1.0 million for the nine months ended September 30, 2009. We expect the costs for compliance with TRRC and DOT regulations to be approximately $4.0 million during the last quarter of 2009 and during 2010. If our pipelines fail to meet the safety standards mandated by the TRRC or the DOT regulations, then we may be required to repair or replace sections of such pipelines, the cost of which cannot be estimated at this time.

As our operations continue to expand into and around urban, or more populated areas, such as the Barnett Shale, we may incur additional expenses to mitigate noise, odor and light that may be emitted in our operations, and expenses related to the appearance of our facilities. Municipal and other local or state regulations are imposing various obligations, including, among other things, regulating the location of our facilities, imposing limitations on the noise levels of our facilities and requiring certain other improvements that increase the cost of our facilities. We are also subject to claims by neighboring landowners for nuisance related to the construction and operation of our facilities, which could subject us to damages for declines in neighboring property values due to our construction and operation of facilities.

Our business involves hazardous substances and may be adversely affected by environmental regulation.

Many of the operations and activities of our gathering systems, processing plants, fractionators and other facilities are subject to significant federal, state and local environmental laws and regulations. The obligations imposed by these laws and regulations include obligations related to air emissions and discharge of pollutants from our facilities and the cleanup of hazardous substances and other wastes that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for treatment or disposal. Various governmental authorities have the power to enforce compliance with these laws and regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Strict, joint and several liability may be incurred under these laws and regulations for the remediation of contaminated areas. Private parties, including the owners of properties near our facilities or upon or through which our gathering systems traverse, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations for releases of contaminants or for personal injury or property damage.

There is inherent risk of the incurrence of significant environmental costs and liabilities in our business due to our handling of natural gas and other petroleum substances, air emissions related to our operations, historical industry operations, waste disposal practices and the prior use of natural gas flow meters containing mercury. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may incur material environmental costs and liabilities. Furthermore, our insurance may not provide sufficient coverage in the event an environmental claim is made against us.

Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental laws or regulations, including, for example, legislation being considered by the U.S. Congress relating to the control of greenhouse gas emissions or changes in existing environmental laws or regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies could also impose additional safety requirements, any of which could affect our profitability. Changes in laws or regulations could also limit our production or the operation of our assets or adversely affect our ability to comply with applicable legal requirements or the demand for natural gas, which could adversely affect our business and our profitability.

Our success depends on key members of our management, the loss or replacement of whom could disrupt our business operations.

We depend on the continued employment and performance of the officers of the general partner of our general partner and key operational personnel. The general partner of our general partner has entered into employment agreements with each of its executive officers. If any of these officers or other key personnel resign or become unable to continue in their present roles and are not adequately replaced, our business operations could be materially adversely affected. We do not maintain any “key man” life insurance for any officers.